EXHIBIT 11.2

INDEPENDENT AUDITORS’ INCLUSION LETTER

We agree to the inclusion in the Cardone Equity Fund V, LLC Form 1-K dated April 30, 2019 of our report, dated April 30, 2019, on our audit of the financial statements of Cardone Equity Fund V, LLC as of December 31, 2018, and for the period from May 4, 2018 (inception) to December 31, 2018.

Kaufman, Rossin & Co., P.A.

April 30, 2019

Miami, Florida